Exhibit 99.1

News Release NYSE: BPL	Buckeye Partners, L.P. One Greenway Plaza Suite 600 Houston, TX 77046

Contact:	Kevin J. Goodwin
Senior Director, Investor Relations
Irelations@buckeye.com
(800) 422-2825

BUCKEYE PARTNERS, L.P. ANNOUNCES ACQUISITION OF LIQUID PETROLEUM PRODUCTS TERMINALS NETWORK FROM HESS FOR $850 MILLION

HOUSTON, December 11, 2013 — Buckeye Partners, L.P. (“Buckeye”) (NYSE: BPL) announced today that it has completed its purchase of 20 liquid petroleum products terminals with total storage capacity of approximately 39 million barrels for $850 million from Hess Corporation (“Hess”).  The 19 domestic terminals are located primarily in major metropolitan locations along the U.S. East Coast and have approximately 29 million barrels of refined petroleum products storage capacity, including approximately 15 million barrels of capacity strategically located in New York Harbor. The terminal on St. Lucia in the Caribbean has approximately 10 million barrels of crude oil and refined petroleum products storage capacity and has deep-water access. This acquisition increases Buckeye’s total liquid petroleum storage capacity by approximately 53 percent to over 110 million barrels.  Hess’ Retail Marketing Business will be a key customer at these facilities under a multi-year storage and throughput commitment.

“We are excited to incorporate these strategic marine terminals into Buckeye’s growing portfolio of assets,” said Clark C. Smith, Buckeye’s President and Chief Executive Officer.  “This acquisition strengthens Buckeye’s presence in major markets along the East Coast and further solidifies our position in the Caribbean.  In the New York Harbor, the combination of the Port Reading facility, our Perth Amboy terminal, and our Linden hub provide the opportunity to create a large, integrated network that leverages our existing pipeline connections allowing us to optimize the capabilities at each location for our customers.  The acquisition also enhances our position in Upstate New York and the Mid-Atlantic and further expands our footprint into several key, high-growth markets in the Southeast.  In the Caribbean, the St. Lucia terminal improves our storage capabilities and allows us to offer customers a broader set of service offerings while furthering our ability to provide logistics solutions for the growing Latin American crude oil production.  As a result of this transaction, we have a tremendous opportunity to create value by further extending our integrated network of marine terminals and overlaying our business model on these complementary assets.  We expect the transaction will be immediately accretive to our distributable cash flow per unit, excluding first year transition-related expenses, and should provide long-term support for further distribution growth.”

Buckeye Partners, L.P. (NYSE: BPL) is a publicly traded master limited partnership that owns and operates one of the largest independent liquid petroleum products pipeline systems in the United States in terms of volumes delivered, with approximately 6,000 miles of pipeline. Buckeye also owns more than 100 liquid petroleum products terminals with aggregate storage capacity of over 110 million barrels. In addition, Buckeye operates and/or maintains third-party pipelines under agreements with major oil and chemical companies, owns a high-performance natural gas storage facility in Northern California, and markets liquid petroleum products in certain regions served by its pipeline and terminal operations. Buckeye’s flagship marine terminal in The Bahamas, BORCO, is one of the largest crude oil and petroleum products storage facilities in the world, serving the international markets as a global logistics hub. More information concerning Buckeye can be found at www.buckeye.com.

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This press release includes forward-looking statements that we believe to be reasonable as of today’s date.  Such statements are identified by use of the words “anticipates,” “believes,” “estimates,” “expects,” “intends,” “plans,” “predicts,” “projects,” “should,” and similar expressions.  Actual results may differ significantly because of risks and uncertainties that are difficult to predict and that may be beyond our control.  Among them are (i) changes in federal, state, local, and foreign laws or regulations to which we are subject, including those governing pipeline tariff rates and those that permit the treatment of us as a partnership for federal income tax purposes, (ii) terrorism, adverse weather conditions, including hurricanes, environmental releases, and natural disasters, (iii) changes in the marketplace for our products or services, such as increased competition, better energy efficiency, or general reductions in demand, (iv) adverse regional, national, or international economic conditions, adverse capital market conditions, and adverse political developments, (v) shutdowns or interruptions at our pipeline, terminal, and storage assets or at the source points for the products we transport, store, or sell, (vi) unanticipated capital expenditures in connection with the construction, repair, or replacement of our assets, (vii) volatility in the price of refined petroleum products and the value of natural gas storage services, (viii) nonpayment or nonperformance by our customers, (ix) our ability to integrate acquired assets with our existing assets and to realize anticipated cost savings and other efficiencies and benefits, (x) our failure to realize the expected benefits of the acquisition of the liquid petroleum products terminals from Hess, (xi) our ability to successfully complete our organic growth projects and to realize the anticipated financial benefits, and (xii) an unfavorable outcome with respect to the proceedings pending before the Federal Energy Regulatory Commission (“FERC”) regarding Buckeye Pipe Line Company, L.P.’s transportation of jet fuel to the New York City airports.  You should read our filings with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2012 and our Quarterly Reports on Form 10-Q for the quarters ended March 31, 2013, June 30, 2013, and September 30, 2013, for a more extensive list of factors that could affect results.  We undertake no obligation to revise our forward-looking statements to reflect events or circumstances occurring after today’s date.

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